Exhibit (j)

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 16, 2012, relating to the financial statements and financial highlights which appears in the March 31, 2012 Annual Report to Shareholders of Old Mutual Heitman REIT Fund, (one of the funds constituting Old Mutual Funds II) which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Denver, Colorado

July 27, 2012